Exhibit (a)(1)(A)

ISSUER REPURCHASE NOTICE

TO HOLDERS OF

5.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

ISSUED BY

DIGITAL REALTY TRUST, L.P.

CUSIP Number: 25389JAC0

NOTICE IS HEREBY GIVEN pursuant to Section 3.06 of the Indenture, dated as of April 20, 2009 (the “Indenture”), among Digital Realty Trust, L.P., as Issuer (referred to as “we” or the “Company”), Digital Realty Trust, Inc., as Guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), that, at the option of each holder (“Holder”) of the Company’s 5.50% Exchangeable Senior Debentures due 2029 (the “Debentures”), which are fully and unconditionally guaranteed by the Guarantor, the Company will repurchase such Holder’s Debentures for 100% of the principal amount of the Debentures (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Debentures and this Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Debentures from 9:00 a.m., New York City time, on Monday, March 17, 2014 through 5:00 p.m., New York City time, on Friday, April 11, 2014 (the “Expiration Date”), which is the second Business Day immediately preceding April 15, 2014 (the “Repurchase Date”). The Company will pay $27.50 per $1,000 principal amount of Debentures, which is the amount of accrued and unpaid interest on the Debentures, on April 15, 2014, the next interest payment date, to Holders of record on April 1, 2014. Unless the Company defaults in making payment of the Repurchase Price, interest on the Debentures repurchased will cease to accrue on and after the Repurchase Date. Debentures as to which a Repurchase Notice (as defined below) has been given may be exchanged only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Debentures.

To exercise your option to have the Company purchase your Debentures and receive the Repurchase Price, you must validly surrender the Debentures along with a duly executed repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on April 14, 2014, which is the Business Day immediately prior to the Repurchase Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 3.08 of the Indenture. The right of Holders to surrender their Debentures for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through Depository Trust Company (“DTC”) accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee and Paying Agent is:

Wells Fargo Bank, National Association

Registered/Certified Mail: Wells Fargo Bank, NA Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Air Courier: Wells Fargo Bank, NA Corporate Trust Operations N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	In Person: Wells Fargo Bank, NA Northstar East Building 608 2nd Ave. So., 12th Floor Minneapolis, MN

Additional copies of this Issuer Repurchase Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: March 17, 2014

TABLE OF CONTENTS

SUMMARY TERM SHEET	3
IMPORTANT INFORMATION CONCERNING THE PUT OPTION	5
1. Information Concerning the Company	5
2. Information Concerning the Debentures	6
2.1 The Company’s Obligation to Purchase the Debentures	6
2.2 Repurchase Price	6
2.3 Source of Funds	7
2.4 Exchange Rights of the Debentures	7
2.5 Market for the Debentures and the Guarantor’s Common Stock	7
2.6 Redemption	8
2.7 Ranking	8
2.8 Dividends	8
3. Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase	8
3.1 Method of Delivery	8
3.2 Agreement to be Bound by the Terms of the Put Option	8
3.3 Delivery of Debentures	9
4. Right of Withdrawal	10
5. Payment for Surrendered Debentures	11
6. Debentures Acquired	11
7. Plans or Proposals of the Company and the Guarantor	11
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures	12
9. Purchases of Debentures by the Company, the Guarantor and Its Affiliates	12
10. Agreements Involving the Company’s Securities	12
11. Material U.S. Federal Income Tax Consequences	12
12. Additional Information	15
13. No Solicitations	16
14. Definitions	16
15. Conflicts	16

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Repurchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Repurchase Notice is accurate as of any date other than the date on the front of this Issuer Repurchase Notice. The Issuer Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time subsequent to the date of such information. None of the Company, the Guarantor or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Debentures for purchase and, if so, the amount of Debentures to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Debentures?

Digital Realty Trust, L.P., a Maryland limited partnership (the “Company” or “we”), is obligated, at your option, to purchase your validly surrendered 5.50% Exchangeable Senior Debentures due 2029 (the “Debentures”), which are fully and unconditionally guaranteed by Digital Realty Trust, Inc., a Maryland corporation and the sole general partner of the Company (the “Guarantor”). (Pages 5-6)

Why is the Company offering to purchase my Debentures?

The right of each holder (the “Holder”) of the Debentures to sell and the obligation of the Company to purchase such Holder’s Debentures pursuant to the Put Option is a term of the Debentures and has been a right of Holders from the time the Debentures were issued on April 20, 2009. We are required to repurchase the Debentures of any Holder exercising the Put Option pursuant to the terms of the Debentures and the Indenture. (Page 6)

What Debentures is the Company obligated to purchase?

We are obligated to purchase all of the Debentures surrendered, at the option of the Holder. As of December 31, 2013, there was outstanding $266.4 million aggregate principal amount of the Debentures. The Debentures were issued under an Indenture, dated as of April 20, 2009 (the “Indenture”), among the Company, as issuer, the Guarantor, as guarantor, and Wells Fargo Bank, National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”). (Page 6)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Debentures (the “Repurchase Price”), with respect to any and all Debentures validly surrendered for purchase and not withdrawn. (Page 6)

How will the Company fund the purchase of the Debentures?

We intend to use available cash and/or borrowings under our revolving credit facility to fund the purchase of the Debentures. (Page 7)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Guarantor’s common stock, par value $0.01 per share (the “Common Stock”), into which the Debentures are exchangeable and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Debentures prior to making any decision with respect to the Put Option. The Common Stock of the Guarantor into which the Debentures are exchangeable is listed on the New York Stock Exchange (“NYSE”) under the symbol “DLR”. On March 14, 2014, the closing price of the Common Stock on the NYSE was $51.51 per share. (Pages 7-8)

What does the board of directors of the Company think of the Put Option?

The Company is managed by the Guarantor, its sole general partner. Consequently, the Company does not have its own separate directors or executive officers. The board of directors of the Guarantor has not made any recommendation as to whether you should surrender your Debentures for purchase in the Put Option. You must make your own decision whether to surrender your Debentures for purchase in the Put Option and, if so, the amount of Debentures to surrender. (Page 7)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Friday, April 11, 2014 (the “Expiration Date”), which is the second Business Day immediately preceding April 15, 2014 (the “Repurchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 6)

What are the conditions to the purchase by the Company of the Debentures?

The purchase by us of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice. (Page 6)

How do I surrender my Debentures?

There are three ways to tender your Debentures:

•	If your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Debentures and instruct such nominee to surrender the Debentures on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Debentures electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Debentures in non-global form, in the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Debentures pursuant to the Put Option and holds physical certificates evidencing such Debentures must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Debentures through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Repurchase Notice. (Pages 8-10)

If I surrender my Debentures, when will I receive payment for them?

We will accept for payment all validly surrendered Debentures promptly on or after the Repurchase Date. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on Tuesday, April 15, 2014, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 11)

Until what time can I withdraw previously surrendered Debentures?

You can withdraw Debentures previously surrendered for purchase at any time until 5:00 p.m., New York City time, on April 14, 2014, which is the Business Day immediately prior to the Repurchase Date. (Page 10)

How do I withdraw previously surrendered Debentures?

To withdraw previously surrendered Debentures, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on April 14, 2014. While the Trustee has informed us that there are currently no certificated Debentures in non-global form, in the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.08 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on April 14, 2014. (Pages 10-11)

Do I need to do anything if I do not wish to surrender my Debentures for purchase?

No. If you do not surrender your Debentures before the expiration of the Put Option, we will not purchase your Debentures on the Repurchase Date and such Debentures will remain outstanding subject to their existing terms. (Page 18)

If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?

No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures for purchase. If you wish to surrender a portion of your Debentures for purchase, however, you must surrender your Debentures in a principal amount of $1,000 or an integral multiple thereof. (Page 6)

If I do not surrender my Debentures for purchase, will I continue to be able to exercise my exchange rights?

Yes. If you do not surrender your Debentures for purchase, your exchange rights will not be affected. In connection with the redemption, holders have the right to exchange their Debentures at an Exchange Price of $38.7777 per share and an Exchange Rate of 25.7880 shares of Common Stock per $1,000 principal amount of the Debentures. You will continue to have the right to exchange each $1,000 principal amount of Debentures into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.

On March 17, 2014, the Company issued a notice of redemption to the Holders that it intends to redeem any Debentures outstanding on April 18, 2014 (the “Redemption Date”) pursuant to its option under Section 3.02 of the Indenture. Debentures called for redemption, including your Debentures, may only be surrendered for exchange prior to 5:00 p.m., New York City time, on April 16, 2014, the second Business Day immediately prior to the Redemption Date. Debentures not surrendered for purchase pursuant to the Put Option prior to the Expiration Date or for exchange prior to 5:00 p.m., New York City time, on April 16, 2014, will be redeemed by the Company on the Redemption Date at a redemption price of 100% of the principal amount of the Debentures plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Redemption Price”). (Pages 7-8)

Will the receipt of cash in exchange for Debentures pursuant to the Put Option be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 12-15)

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Repurchase Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Debentures for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. The Company is obligated to purchase the Debentures, which are fully and unconditionally guaranteed by the Guarantor, at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Debentures. The Debentures are exchangeable into the Common Stock of the Guarantor, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.

We own, acquire, develop and manage technology-related real estate. As of December 31, 2013, our portfolio consisted of 131 properties, including 12 properties held as investments in unconsolidated joint ventures and developable land, of which 104 are located throughout North America, 22 are located in Europe, three are located in Australia and two are located in Asia. We are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S., Amsterdam, Dublin, Geneva, London and Paris markets in Europe and Singapore, Sydney, Melbourne, Hong Kong and Osaka markets in the Asia Pacific region. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies. The Guarantor operates as a real estate investment trust for federal income tax purposes and the Company is the entity through which we conduct our business and own our assets.

As of December 31, 2013, our properties contained a total of approximately 24.5 million net rentable square feet including approximately 1.8 million square feet of space under active development and approximately 1.3 million square feet of space held for future development. As of December 31, 2013, our portfolio, including the 12 properties held as investments in unconsolidated joint ventures and excluding active development space and space held for development, was approximately 92.6% leased.

Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this Issuer Repurchase Notice.

2. Information Concerning the Debentures. The Debentures were issued under the Indenture, dated as of April 20, 2009, among the Company, the Guarantor and the Trustee. The Debentures mature on April 15, 2029.

2.1 The Company’s Obligation to Purchase the Debentures. Pursuant to the terms of the Debentures and the Indenture, the Company is obligated to purchase all Debentures validly surrendered for purchase and not withdrawn, at the Holder’s option, on April 15, 2014, the Repurchase Date. This Put Option will expire at 5:00 p.m., New York City time, on Friday, April 11, 2014, the Expiration Date, which is the second Business Day immediately preceding the Repurchase Date. The Indenture does not provide us the right to extend the period Holders have to accept the Put Option. Nonetheless, if we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Repurchase Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Repurchase Date for a period of five to ten Business Days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten Business Day period. If we are required to extend the Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Repurchase Date and do not accept and pay for tendered Debentures promptly after April 15, 2014, such failure to pay would be a default under the Indenture. The purchase by the Company of validly surrendered Debentures is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice.

If any Debentures remain outstanding following the expiration of the Put Option, and if the Debentures are not otherwise redeemed or exchanged after such date, the Company will become obligated to purchase the Debentures, at the option of the Holders, in whole or in part, on April 15, 2019 and April 15, 2024 at a purchase price equal to 100% of the principal amount of the Debentures plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Debentures.

Beginning April 18, 2014, the Debentures are redeemable for cash at any time at the option of the Company. On March 17, 2014, the Company issued a notice of redemption to the Holders that it intends to redeem any Debentures outstanding on the Redemption Date at the Redemption Price.

2.2 Repurchase Price. Pursuant to the Debentures, the repurchase price to be paid by the Company for the Debentures on the Repurchase Date is the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Debentures validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on April 14, 2014. Debentures surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Repurchase Price is based solely on the requirements of the Indenture and the Debentures and bears no relationship to the market price of the Debentures or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Debentures on the Repurchase Date. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and the Common Stock before making a decision whether to surrender their Debentures for purchase.

None of the Company, the Guarantor or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on such Holder’s assessment of the current market value of the Debentures and the Common Stock and other relevant factors.

2.3 Source of Funds. In the event any Debentures are surrendered and accepted for payment, we intend to use available cash and/or borrowings under our global revolving credit facility to pay the Repurchase Price for the Debentures. As provided in our Global Senior Credit Agreement, dated as of August 15, 2013 and as further amended by Amendment No. 1 dated as of December 11, 2013, among the Company, as borrower, the Guarantor, as parent guarantor, the subsidiary guarantors named therein, and Citibank. N.A., as administrative agent, and the other agents and lenders named therein, as of December 31, 2013, borrowings under the global revolving credit facility bore interest at an overall blended rate of 1.60% comprised of 1.27% (U.S. dollars), 1.33% (Euros), 3.70% (Australian dollars), 1.31% (Hong Kong dollars), 1.21% (Japanese yen) and 2.32% (Canadian dollars). The interest rates are based on 1-month LIBOR, 1-month EURIBOR, 1-month BBR, 1-month HIBOR, 1-month JPY LIBOR and 1-month CDOR, respectively, plus a margin of 1.10%. The facility also bore a base borrowing rate of 3.35% (USD) which is based on U.S. Prime Rate plus a margin of 0.10%. As of December 31, 2013, approximately $724.7 million was drawn under this facility and $20.6 million of letters of credit were issued, leaving approximately $1.3 billion available for use. Our global revolving credit facility matures on April 16, 2017.

We have no current plans or arrangements to fund the repayment of borrowings under our global revolving credit facility that we will use to pay the Repurchase Price in the event any Debentures are surrendered and accepted for payment. In the past, we have temporarily repaid borrowings under our revolving credit facility with net proceeds from debt and equity offerings, among other things.

2.4 Exchange Rights of the Debentures. Holders that do not surrender their Debentures for purchase pursuant to the Put Option will maintain the right to exchange their Debentures into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. In connection with the redemption, holders have the right to exchange their Debentures at an Exchange Price of $38.7777 per share and a Exchange Rate of 25.7880 per $1,000 principal amount of Debentures. Any Debentures which are surrendered pursuant to the Put Option may be exchanged in accordance with the terms of the Indenture and the Debentures only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on April 14, 2014, as described in Section 4 below.

2.5 Market for the Debentures and the Guarantor’s Common Stock. There is no established reporting system or trading market for trading in the Debentures. However, we believe the Debentures currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of December 31, 2013, there was approximately $266.4 million aggregate principal amount of the Debentures outstanding. We plan to redeem any Debentures that are not surrendered pursuant to the Put Option prior to 5:00 p.m., New York City time, on the Expiration Date, or exchanged prior to 5:00 p.m., New York City time, on April 16, 2014, on the Redemption Date at the Redemption Price.

The Common Stock into which the Debentures are exchangeable is listed on the NYSE under the symbol “DLR”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE:

	High	Low
Fiscal Year 2014
First Quarter (through March 14, 2014)	$57.52	$49.00
Fiscal Year 2013
First Quarter	$72.92	62.75
Second Quarter	$74.00	$56.02
Third Quarter	$65.43	$50.98
Fourth Quarter	$58.35	$43.04

Fiscal Year 2012
First Quarter	$74.04	65.00
Second Quarter	76.04	67.84
Third Quarter	80.59	66.70
Fourth Quarter	70.16	59.25

On March 14, 2014, the closing price of the Common Stock on the NYSE was $51.51 per share. As of March 13, 2014, there were approximately 128,606,462 shares of Common Stock outstanding. We urge you to obtain current market information for the Debentures, to the extent available, and the Common Stock before making any decision to surrender your Debentures pursuant to the Put Option.

2.6 Redemption. Beginning April 18, 2014, the Debentures are redeemable for cash at any time at the option of the Company. On March 17, 2014, the Company issued a notice of redemption to the Holders that it intends to redeem any Debentures outstanding on April 18, 2014, the Redemption Date, at the Redemption Price. Any Debentures that are not surrendered pursuant to the Put Option prior to 5:00 p.m., New York City time, on the Expiration Date, or exchanged prior to 5:00 p.m., New York City time, on April 16, 2014, will be redeemed on the Redemption Date at the Redemption Price as set forth in the separate Notice of Redemption dated March 17, 2014.

2.7 Ranking. The Debentures are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness and to all liabilities and preferred equity of the Company’s subsidiaries.

2.8 Dividends. The Holders of Debentures are not entitled to dividends. Upon exchange of the Debentures into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Debentures for Purchase. Holders will not be entitled to receive the Repurchase Price for their Debentures unless they validly surrender, and do not withdraw, the Debentures on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for purchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will remain outstanding subject to the existing terms of the Debentures and the Indenture.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Debentures surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Debentures via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering your Debentures through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Debentures shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Repurchase Notice;

•	you agree to all of the terms of this Issuer Repurchase Notice;

•	you have received this Issuer Repurchase Notice and acknowledge that this Issuer Repurchase Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Issuer Repurchase Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Debentures surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Debentures, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Debentures that are purchased by the Company), all in accordance with the terms set forth in this Issuer Repurchase Notice;

•	you represent and warrant that you (i) own the Debentures surrendered and are entitled to surrender such Debentures and (ii) have full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•	you understand that all Debentures properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on April 14, 2014 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Debentures, the Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time;

•	payment for Debentures purchased pursuant to the Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to 5:00 p.m., New York City time, on April 14, 2014;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3 Delivery of Debentures. Debentures Held Through a Custodian. If you wish to tender Debentures pursuant to this Issuer Repurchase Notice and your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Debentures for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Debentures held by them as a nominee or in a fiduciary capacity.

Debentures in Global Form. If you are a DTC participant who wishes to tender Debentures pursuant to this Issuer Repurchase Notice, you must surrender to the Company your beneficial interest in the Debentures by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth above under “—Agreement to be Bound by the Terms of the Put Option.”

Debentures Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, then any such Holder of the Debentures must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Debentures being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on April 14, 2014, which is the Business Day immediately prior to the Repurchase Date. In order to withdraw Debentures, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on April 14, 2014. Debentures withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on April 14, 2014. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

In the event that after the date hereof physical certificates evidencing the Debentures are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Debentures evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.08 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on April 14, 2014.

The Company, in its sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, which determination shall be final and binding on all parties.

You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on April 14, 2014.

5. Payment for Surrendered Debentures. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on April 15, 2014 the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Debentures prior to 5:00 p.m., New York City time, on April 11, 2014 and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on April 14, 2014.

The total amount of funds required by us to purchase all of the Debentures is approximately $266.4 million (assuming all of the Debentures are validly surrendered for purchase and accepted for payment).

6. Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company and the Guarantor. Except as publicly disclosed on or prior to the date of this Issuer Repurchase Notice, neither the Company nor the Guarantor currently has any plans which would be material to a Holder’s decision to surrender Debentures for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, the Guarantor or any of their subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company, the Guarantor or any of their subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or the Guarantor;

•	any change in the present board of directors or management of the Company or the Guarantor, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company or the Guarantor;

•	any class of equity securities of the Company or the Guarantor to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company or the Guarantor becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company or the Guarantor to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the Guarantor or the disposition of securities of the Company or the Guarantor; or

•	any changes in the charter, bylaws or other governing instruments of the Company or the Guarantor or other actions that could impede the acquisition of control of the Company or the Guarantor.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. The Company is managed by the Guarantor, its sole general partner. Consequently, the Company does not have its own separate directors or executive officers. Except as otherwise disclosed below, based on a reasonable inquiry by the Company and the Guarantor:

•	none of the Company, the Guarantor nor their executive officers, directors, subsidiaries or other affiliates beneficially owns any Debentures;

•	neither the Company nor the Guarantor will purchase any Debentures from their executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Issuer Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

A list of the directors and executive officers of the Guarantor is attached to this Issuer Repurchase Notice as Annex C.

9. Purchases of Debentures by the Company, the Guarantor and Its Affiliates. Each of the Company, the Guarantor and their affiliates, including the Guarantor’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Put Option or the redemption discussed in Section 2.6 above, as well as below, until at least the tenth Business Day after the Repurchase Date. Following such time, if any Debentures remain outstanding, the Company and its affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Debentures after the Put Option, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

On March 17, 2014, the Company issued a Notice of Redemption to the Holders that it intends to redeem any Debentures outstanding on April 18, 2014, the Redemption Date, pursuant to its option under the Indenture. Any Debentures that are not surrendered pursuant to the Put Option prior to 5:00 p.m., New York City time, on the Expiration Date, or exchanged prior to 5:00 p.m., New York City time, on April 16, 2014, will be redeemed on the Redemption Date at the Redemption Price as set forth in the separate Notice of Redemption dated March 17, 2014.

10. Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Debentures:

•	the Indenture; and

•	Registration Rights Agreement, dated April 20, 2009, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc.,Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC.

All agreements involving other securities issued by the Company are described in detail in the documents incorporated by reference into this Issuer Repurchase Notice, and no provisions in such agreements are material to the Put Option or the Debentures.

11. Material U.S. Federal Income Tax Consequences. The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Debentures with respect to the Put Option. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances, including the impact of the Medicare contribution tax on net investment income, or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Debentures as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Debentures in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or non-U.S. tax considerations with respect to the Put Option or U.S. federal tax considerations other than income taxation. This summary assumes that U.S. Holders have held their Debentures as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Debentures that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Debenture that is an individual, a corporation (or other entity treated as such), an estate or a trust that is not a U.S. Holder.

If a partnership holds a Debenture, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Debentures are urged to consult their tax advisors.

Tendering U.S. Holders

Sale of a Debenture Pursuant to the Put Option. The receipt of cash by a U.S. Holder in exchange for a Debenture pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Debenture generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Debenture (other than any amount allocable to accrued but unpaid interest on the Debenture, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Debenture at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Debenture will equal the cost of the Debenture, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any payments received on the Debenture, other than payments of stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously amortized. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Debenture immediately after its acquisition over the sum of all amounts payable on the Debenture after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a Debenture generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Debenture is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Debenture generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount. A Debenture has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to a Debenture acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Debenture was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Tendering Non-U.S. Holders

Tender of Debentures Pursuant to the Put Option. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of the Debentures pursuant to the Put Option unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•	the Debentures constitute a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act, or FIRPTA.

A Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Holder were a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the United States.

In the event a Debenture constitutes a USRPI, any gain recognized on the purchase of Debentures pursuant to the Put Option will be subject to tax in the same manner as an investment described in the first bullet point above, and amounts received with respect to the Debentures may be subject to withholding tax at a 10% rate. Debentures held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if:

•	the Guarantor is a domestically controlled qualified investment entity, or

•	any class of the Guarantor’s stock is regularly traded on an established securities market, and

(A)	if the Debentures are regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not owned more than 5% of the total fair market value of the Debentures at any time during the five-year period ending on the Repurchase Date, or

(B)	if the Debentures are not regularly traded (as defined in applicable Treasury regulations), the applicable Non-U.S. Holder has not, at the time it acquires the Debentures and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Debentures (and in certain cases other direct or indirect interests in the Guarantor’s common stock) that had a fair market value in excess of 5% of the fair market value of the regularly traded class of the Guarantor’s stock with the lowest fair market value.

The Guarantor will be a domestically controlled qualified investment entity if at all times during a specified testing period it is a REIT and less than 50% in value of its shares are and have been held directly or indirectly by non-U.S. persons. The Guarantor believes that it currently is a domestically controlled qualified investment entity. However, because one or more classes of the Guarantor’s stock are publicly traded, there can be no assurance that it is qualified or will continue to qualify as a domestically controlled qualified investment entity. Furthermore, while one or more classes of the Guarantor’s stock are currently regularly traded on an established securities market, there can be no assurance that any such stock will continue to be so traded in the future. Although the application of the above exception from FIRPTA to the Debentures is not entirely clear, based on the law, facts and circumstances as they currently exist, we intend to take the position that the Debentures will not constitute USRPIs as of the time of the repurchase. Accordingly, we do not intend to withhold U.S. federal income tax from any amounts payable to a Non-U.S. holder in connection with the repurchase of the Debentures.

It is possible that the IRS could disagree with the position that the Guarantor is a domestically controlled qualified investment entity, in which case, unless the exception regarding regularly traded stock described above applies, any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the purchase of the Debentures pursuant to the Put Option and could be liable for interest and penalties if the Non-U.S. Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

Non-U.S. Holders are urged to consult their tax advisors as to whether the purchase of the Debentures pursuant to the Put Option is exempt from U.S. federal income tax under FIRPTA.

Any amount received by a Non-U.S. Holder pursuant to the Put Option that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that such interest is not effectively connected with the Non U.S. Holder’s conduct of a trade or business within the United States and:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in our capital or profits;

•	the Holder is not a bank that received the Debenture on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a “United States person” as defined in the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty or (2) such interest is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Debenture is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, then although exempt from the U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such accrued interest at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Information Reporting and Backup Withholding

A U.S. Holder whose Debentures are tendered and accepted for payment pursuant to the Put Option may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Debenture unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, information reporting and backup withholding will not apply to the sale of Debentures by a Non-U.S. Holder pursuant to the Put Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting (but not backup withholding) may apply to any portion of the proceeds attributable to accrued interest, even if the accrued interest is not subject to U.S. tax because of a treaty or Code exception.

Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Non-Tendering Holders

A Holder whose Debentures are not purchased by us pursuant to the Put Option will not incur any U.S. federal income tax liability as a result of the consummation of the Put Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company and the Guarantor have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company, the Guarantor and their financial condition, and we incorporate by reference such documents herein:

•	The combined Annual Report on Form 10-K, as amended, of the Company and the Guarantor for the year ended December 31, 2013;

•	The Guarantor’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2013 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012);

•	The combined Current Reports on Form 8-K of the Company and the Guarantor filed with the SEC on February 18, 2014;

•	The combined Current Report on Form 8-K/A of the Company and Guarantor filed with the SEC on September 26, 2012;

•	The description of the Guarantor’s Common Stock, par value $0.01 per share, contained in the Guarantor’s Registration Statement on Form 8-A filed on October 28, 2004 (File Number 001-32336), including any amendments or reports filed for the purpose of updating this description; and

•	All documents filed with the SEC by the Company or the Guarantor pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Repurchase Notice and prior to the Repurchase Date (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Issuer Repurchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Notice, during the period from the date of this Issuer Repurchase Notice up to the Repurchase Date, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Debentures.

15. Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company, the Guarantor or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Debentures for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Debentures for purchase and, if so, the principal amount of Debentures to surrender based on their own assessment of the current market value and other relevant factors.

DIGITAL REALTY TRUST, L.P.

DIGITAL REALTY TRUST, INC.

ANNEX A

FORM OF REPURCHASE NOTICE

TO:	DIGITAL REALTY TRUST, L.P.
WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered Holder of the Debenture designated below hereby irrevocably acknowledges receipt of a notice from Digital Realty Trust, L.P. (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Debentures and requests and instructs the Issuer to repay the entire principal amount of such Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of April 20, 2009 (the “Indenture”), among the Issuer, Digital Realty Trust, Inc. and Wells Fargo Bank, National Association, at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Debentures shall be repurchased by the Issuer as of April 15, 2014, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Repurchase Notice.

NOTICE: The signature below of the Holder of the Debenture designated below must correspond with the name as written upon the face of such Debenture in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Debenture Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Debenture Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Debenture Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	DIGITAL REALTY TRUST, L.P.
WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered owner of the Debenture designated below hereby withdraws its election to require Digital Realty Trust, L.P. (the “Issuer”) to repurchase such Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture dated as of April 20, 2009 (the “Indenture”), among the Issuer, Digital Realty Trust, Inc. and Wells Fargo Bank, National Association. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Debenture in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Debenture Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of each member of the Guarantor’s board of directors and each of the Guarantor’s executive officers:

Directors

Name	Title
Dennis E. Singleton	Director and Chairman of the Board
Michael F. Foust	Director
Laurence A. Chapman	Director
Kathleen Earley	Director
Ruann F. Ernst, Ph.D.	Director
Kevin J. Kennedy	Director
William G. LaPerch	Director
Robert H. Zerbst	Director

Executive Officers

Name	Title
A. William Stein	Interim Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Secretary (principal executive officer and principal financial officer)
Scott E. Peterson	Chief Acquisitions Officer
David J. Caron	Senior Vice President, Portfolio Management
Kris Kumar	Senior Vice President and Regional Head, Asia Pacific

The business address of each person set forth above is c/o Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111 and the telephone number there is (415) 738-6500.